U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Shinn, Michael L.
   4212 West 71st Street
   Indianapolis, IN USA 46268
2. Issuer Name and Ticker or Trading Symbol
   Bindley Western Industries, Inc. BDY
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   11/30/97
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Treasurer

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/21/|M   | |2000              |A  |15.00      |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/21/|S   | |2000              |D  |30.875     |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/21/|M   | |1250              |A  |13.25      |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/21/|S   | |1250              |D  |30.875     |0                  |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |15.00   |11/21|M   | |           |200|5/1/9|5/1/0|Common Stock|2,000  |       |            |   |            |
                      |        |/97  |    | |           |0  |3    |2    |            |       |       |            |   |            |
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Employee Stock Option |13.25   |11/21|M   | |           |125|12/9/|12/9/|Common Stock|1,250  |       |3750        |D  |            |
                      |        |/97  |    | |           |0  |95   |04   |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Michael L. Shinn
SIGNATURE OF REPORTING PERSON

DATE
12/5/97